As filed with the Securities and Exchange Commission on May 5, 2004
                                                 Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION

                                    Form S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          WYOMING OIL & MINERALS, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                Wyoming                                  83-0217330
                -------                                  ----------
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)


        5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918
                                 (719) 260-8509
                -------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                 NON-QUALIFIED STOCK OPTION AND STOCK GRANT PLAN
                 -----------------------------------------------
                            (Full title of the plans)

                                 Bill M. Conrad,
                                    President
                          Wyoming Oil & Minerals, Inc.
                         5525 Erindale Drive, Suite 201
                        Colorado Springs, Colorado 80918
                                 (719) 260-8509
                      -------------------------------------
                     (Name and address of agent for service)

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             David J. Babiarz, Esq.
                              Dufford & Brown, P.C.
                            1700 Broadway, Suite 2100
                                Denver, CO 80290
                                 (303) 861-8013

                         CALCULATION OF REGISTRATION FEE

Title of                                     Proposed                   Proposed  maximum        Amount of
securities to              Amount to be      maximum offering           aggregate offering       registration
be registered              registered        price per share(2)         price(2)                 fee(2)
-----------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share   250,000(1)        $ 5.00                     $ 1,250,000               $ 158.38

-----------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares that may be issued pursuant to the Plan.

(2) Based upon last sales price for the Company's Common Stock on May 4, 2004, as required by Rule 457(c) and (h)(1)

                                     PART I

              Information Required in the Section 10(a) Prospectus

     Information required by Part I of this Form is included in documents sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission ( the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                     PART II

               Information required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     The following documents filed by Wyoming Oil & Minerals, Inc. (the "Company" or the "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 2003 (File No. 0-07919);

     (b) Form 10-QSB for the quarter ended May 31, 2003 (File No. 0-07919);

     (c) Form 10-QSB for the quarter ended August 31, 2003 (File No. 0-07919);

     (d) Schedule 14A to report the special meeting of stockholders on December 15, 2003 (File No. 0-07919);

     (e) Form 8-K, dated December 1, 2003, to report the change in Registrant's Certifying Accountant (File No. 0-07919);

     (f) Form 10-QSB for the quarter ended November 30, 2003 (File No. 0-07919);

     (g) Form 8-K, dated March 3, 2004, to report other events (File No.
0-07919);

     (h) Form 8-K, dated March 23, 2004, to report other events (File No. 0-07919); and

     (i) The description of the Common Stock, par value $.01 per share, contained in Exhibit 3.1 to the Company's registration statement on Form S-8 (File No. 33-31936), filed March 8, 2000.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4.  Description of Securities

     All of the securities being registered are registered under Section 12 of the Exchange Act.

Item 5.  Interest of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

          (i) He conducted himself in good faith; and

          (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and

          (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

          (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

     The statute also provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (ii) above.

     The statute further provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     The statute also provides that, unless ordered by a court, a corporation may not indemnify a director under this section:

          (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct set forth above; or

          (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

     Section 17-16-852 of the Wyoming Business Corporation Act requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Section 17-16-856 of the Wyoming Business Corporation Act allows a corporation to indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

          (i) To the same extent as a director; and

          (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

               (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

               (B) Liability arising out of conduct that constitutes:

                    (I) Receipt by him of a financial benefit to which he is not entitled;

                    (II) An intentional infliction of harm on the corporation or the shareholders; or

                    (III) An intentional violation of criminal law.

          (iii) A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     The Company's Articles of Incorporation permit the Company to indemnify each director and each officer, his heirs, executors and administrators against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct. In the event of a settlement before or after action or suit, the Company's Articles state that indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         See Exhibit Index and Exhibits at the end of this Registration
Statement.

Item 9.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which the offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of El Paso, State of Colorado on the 4th day of May 2004.


                                         WYOMING OIL & MINERALS, INC.



                                         By:  /s/ Bill M. Conrad
                                              --------------------------
                                              Bill M. Conrad, President

     Pursuant to the requirements of the Securities act of 1933, as amended, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicates.


Signatures                   Title                                   Date
----------                   -----                                   ----


/s/ Bill M. Conrad
----------------------       President, Principal Financial      May 4, 2004
Bill M. Conrad               and Accounting Officer and
                             Director


/s/ Raymond E. McElhaney
------------------------     Chairman of the Board of            May 4, 2004
Raymond E. McElhaney         Directors


 /s/ Jubal S. Terry          Director                            May 4, 2004
----------------------
Jubal S. Terry

                                  EXHIBIT INDEX


Exhibit No.       Description

4                 Not applicable

5 Opinion of Dufford & Brown, P.C. regarding the legality of the securities registered hereunder

15                Not applicable

23.1              Consent of Maurice M. Morton, CPA

23.2              Consent of Dufford & Brown, P.C. (included in Exhibit 5)

99                Not applicable



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